Exhibit 28(e) 8 under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

7/31/02 - Federated ARMs Fund changed its name to Federated Adjustable Rate Securities Fund

9/30/11 – Institutional Service Shares renamed Service Shares

Amendment #1 to Exhibit B

FEDERATED ADJUSTABLE RATE SECURITIES FUND

Institutional Service Shares

The following provisions are hereby incorporated and made part of the Distributor’s Contract dated the 24th day of April, 1992, between Federated Adjustable Rate Securities Fund and Federated Securities Corp. with respect to the separate Classes of Shares thereof, first set forth in this Exhibit.

1. The Fund hereby appoints FSC to engage in activities principally intended to result in the sale of shares of the Classes. Pursuant to this appointment FSC is authorized to select a group of brokers (“Brokers”) to sell shares of the above-listed Classes (“Shares”), at the current offering price thereof as described and set forth in the respective prospectuses of the Fund, and to render administrative support services to the Fund and its shareholders. In addition, FSC is authorized to select a group of Administrators (“Administrators”) to render administrative support services to the Fund and its shareholders.

2. Administrative support services may include, but are not limited to, the following eleven functions: (1) account openings: the Broker or Administrator communicates account openings via computer terminals located on the Broker or Administrator’s premises; 2) account closings: the Broker or Administrator communicates account closings via computer terminals; 3) enter purchase transactions: purchase transactions are entered through the Broker or Administrator’s own personal computer or through the use of a toll-free telephone number; 4) enter redemption transactions: Broker or Administrator enters redemption transactions in the same manner as purchases; 5) account maintenance: Broker or Administrator provides or arranges to provide accounting support for all transactions. Broker or Administrator also wires funds and receives funds for Fund share purchases and redemptions, confirms and reconciles all transactions, reviews the activity in the Fund’s accounts, and provides training and supervision of its personnel; 6) interest posting: Broker or Administrator posts and reinvests dividends to the Fund’s accounts; 7)prospectus and shareholder reports: Broker or Administrator maintains and distributes current copies of prospectuses and shareholder reports; 8) advertisements: the Broker or Administrator continuously advertises the availability of its services and products; 9) customer lists: the Broker or Administrator continuously provides names of potential customers; 10) design services: the Broker or Administrator continuously designs material to send to customers and develops methods of making such materials accessible to customers; and 11) consultation services: the Broker or Administrator continuously provides information about the product needs of customers.

3. During the term of this Agreement, the Fund will pay FSC for services pursuant to this Agreement, a monthly fee computed at the annual rate of .05% of the average aggregate net asset value of the Institutional Service Shares of Federated Adjustable Rate Securities Fund held during the month. For the month in which this Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that the Agreement is in effect during the month.

4. FSC may from time-to-time and for such periods as it deems appropriate reduce its compensation to the extent any Class expenses exceed such lower expense limitation as FSC may, by notice to the Fund, voluntarily declare to be effective.

5. FSC will enter into separate written agreements with various firms to provide certain of the services set forth in Paragraph 1 herein. FSC, in its sole discretion, may pay Brokers and Administrators a periodic fee in respect of Shares owned from time to time by their clients or customers. The schedules of such fees and the basis upon which such fees will be paid shall be determined from time to time by FSC in its sole discretion.

6. FSC will prepare reports to the Board of Trustees of the Fund on a quarterly basis showing amounts expended hereunder including amounts paid to Brokers and Administrators and the purpose for such payments.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated April 24, 1992, between Federated Adjustable Rate Securities Fund and Federated Securities Corp., Federated Adjustable Rate Securities Fund executes and delivers this Exhibit on behalf of the separate Class of Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of December, 2007.

FEDERATED ADJUSTABLE RATE SECURITIES FUND

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By: /s/ Thomas E. Territ

Name: Thomas E. Territ

Title: President

7/31/02 - Federated ARMs Fund changed its name to Federated Adjustable Rate Securities Fund2

Amendment to

Distributor’s Contract

between

Federated ARMs Fund

and

Federated Securities Corp.

This Amendment to the Distributor’s Contract (“Agreement”) dated April 24, 1992, between Federated ARMs Fund (“Fund”) and Federated Securities Corp. (“Service Provider”) is made and entered into as of the 1st day of June, 2001.

WHEREAS, the Fund has entered into the Agreement with the Service Provider;

WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose ”nonpublic personal information” (“NPI”) of its “customers” and “consumers” (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR § 248.14) (“Section 248.14 NPI”); for specified law enforcement and miscellaneous purposes (17 CFR § 248.15) (“Section 248.15 NPI”) ; and to service providers or in connection with joint marketing arrangements (17 CFR § 248.13) (“Section 248.13 NPI”);

WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR § 248.7 and 17 CFR § 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR § 248.13);

NOW, THEREFORE, the parties intending to be legally bound agree as follows:

1.      The Fund and the Service Provider hereby acknowledge that the Fund may disclose shareholder NPI to the Service Provider as agent of the Fund and solely in furtherance of fulfilling the Service Provider’s contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

2.      The Service Provider hereby agrees to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR §§ 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Provider in accordance with the limited exception set forth in 17 CFR § 248.13.

3.      The Service Provider further represents and warrants that, in accordance with 17 CFR § 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:

•        insure the security and confidentiality of records and NPI of Fund customers,

•        protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and

•        protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

4.      The Service Provider may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds (“Fund Affiliates”); (b) affiliated persons of the Service Provider (“Service Provider Affiliates”) (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Provider of the Funds (“Nonaffiliated Third Party”) under the service and processing (§248.14) or miscellaneous (§248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Provider received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (§248.13), provided the Service Provider enters into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

5.      The Service Provider may redisclose Section 248.14 NPI and Section 248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

6.      The Service Provider is obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI it receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.

WITNESS the due execution hereof this 1st day of June, 2001.

Federated ARMs Fund

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

Federated Securities Corp.

By: /s/ David M. Taylor

Name: David M. Taylor

Title: Executive Vice President

Amendment to

Distributor’s Contracts

between

the Federated Funds

and

Federated Securities Corp.

This Amendment to the Distributor’s Contracts (each an “Agreement” and together, the “Agreements”) between the Federated Funds listed on Exhibit A, (each a “Fund” and collectively, the “Funds”) and Federated Securities Corp. (“Distributor”) is made and entered into as of the 1st day of October, 2003.

WHEREAS, each Fund has entered into an Agreement with the Distributor under and pursuant to which the Distributor is the principal underwriter of the shares of the Fund;

WHEREAS, the Securities and Exchange Commission and the United States Treasury Department (“Treasury Department”) have adopted a series of rules and regulations arising out of the USA PATRIOT Act (together with such rules and regulations, the “Applicable Law”), specifically requiring certain financial institutions, including the Funds and the Distributor, to establish a written anti-money laundering and customer identification program (“Program”);

WHEREAS, each of the Funds and the Distributor have established a Program and wish to amend the Agreements to reflect the existence of such Programs and confirm the allocation of responsibility for the performance of certain required functions;

NOW, THEREFORE, the parties intending to be legally bound agree and amend each Agreement as follows:

1.      The Funds and the Distributor each represent, warrant and certify that they have established, and covenant that at all times during the existence of each respective Agreement they will maintain, a Program in compliance with Applicable Law.

2.      The Funds each represent and warrant that the Funds have entered into an amendment to the agreement with the transfer agent of the Funds, pursuant to which the transfer agent has agreed to perform all activities, including the establishment and verification of customer identities as required by Applicable Law or its Program, with respect to all customers on whose behalf Distributor maintains an account with the Funds.

3.      Distributor covenants that it will enter into appropriate amendments to selling or other agreements with financial institutions that establish and maintain accounts with the Funds on behalf of their customers, pursuant to which such financial institutions covenant to establish and maintain a Program with respect to those customers in accordance with Applicable Law.

In all other respects, each Agreement first referenced above shall remain in full force and effect.

WITNESS the due execution hereof as of the 1st day of October, 2003.

FUNDS

By: /s/ John W. McGonigle

Name: John W. McGonigle

Title: Executive Vice President

federated Securities Corp.

By: /s/ James F. Getz

Name: James F. Getz

Title: President - Broker/Dealer

EXHIBIT A

Funds Distributor’s Contract Date

Federated Adjustable Rate Securities Fund April 24, 1992